GREENWICH IVY CAPITAL LLC

COMPLIANCE POLICIES AND PROCEDURES

MANUAL

JANUARY 31, 2019

TABLE OF CONTENTS

I.

Statement of General Principles

This Code of Ethics has been adopted by Greenwich Ivy Capital ,LLC (the “Adviser”) for the purpose of instructing all employees, officers, and directors of the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Adviser’s clients. A fiduciary duty means a duty of loyalty, fairness and good faith towards the clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

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The duty at all times to place the interests of clients first;

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The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

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The fundamental standard that such employees, officers, and directors should not take inappropriate advantage of their position, or of their relationship with clients.

It is imperative that the personal trading activities of the employees, officers, and directors of the Adviser be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

All personal securities transactions must also comply with the Adviser's Insider Trading Policy and Procedures. Employees shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the SarbanesOxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the GrammLeachBliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the Compliance Officer.

II.

Definitions

A.

Advisory Employees  : any fulltime or parttime employee, officer, or director of the Adviser (or of any company in a control relationship to the Adviser), including independent contractor who, in connection with his or her regular functions or duties, participates in or makes recommendations with respect to the purchase or sale of securities; and any natural person who controls the Adviser and who obtains information about recommendations with respect to the purchase or sale of securities. The Compliance Officer will maintain a current list of all Advisory Employees.

B.

Automatic Investment Plan : a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

C.

Beneficial Interest : ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

D.

Compliance Officer : the Compliance Officer of the Advisor.

E.

Employee Account : each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including inlaws) to whose support an Employee directly or indirectly contributes.

F.

Employees  : the employees, officers and directors of the Adviser, including Advisory Employees. The Compliance Officer will maintain a current list of all Employees.

G.

Exempt Transactions : transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to an Automatic Investment Plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer prorata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely to affect a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell.

H.

Funds  : any series of any investment company to which the Adviser provides investment advice.

J.

Related Securities : securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

K.

Securities : any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profitsharing agreement, collateraltrust certificate, preorganization certificate or subscription, transferable share, investment contract, votingtrust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2)

bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality shortterm debt instruments, including repurchase agreements, and 5) shares of unaffiliated registered openend investment companies other than exchange traded funds.

L.

Securities Transaction  : the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.

Personal Investment Guidelines

A.

Personal Accounts

1.

The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering. Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.

2.

Advisory Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Fund unless the Securities Transaction is combined (“blocked”) with the Fund’s transaction or unless the transaction is executed after all transactions in the same security and the same type of trade for the Funds are executed. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Advisory Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Advisory Employee. For example, if the Advisory Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Advisory Employee will pay $100 (100 shares x $1 differential) to the Fund.

3.

Any Securities Transactions in a private placement must be authorized by the Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to the Advisory Employee by virtue of the Advisory Employee’s position with the Adviser. If the private placement acquisition is authorized, the Compliance Officer shall retain a record of the authorization and the Greenwich Ivy e supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a client will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

4.

Advisory Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance Officer. This restriction is imposed in order to preclude any possibility of an Advisory Employee profiting improperly from the Advisory Employee’s position with the Adviser. If the initial public offering is authorized, the Compliance Officer shall retain a record of the authorization and the Greenwich Ivy e supporting the authorization.

All preapproval requests must be sent to the CCO, or CEO. Preapproval is required for all personal transactions conducted by an access person or a member of their household. The only instance where preapproval would not be required is if the access person is an investments person and trading a security in a different asset class than that of the fund they manage. For example, if a person works on a Fund that trades options on an exchange, they would be able to purchase a common stock without preapproval. Once approval is granted, the employee has 2 business days to execute the trade. If the trade is not executed within 2 business days, another preapproval request must be submitted by the employee.

B.

Other Restrictions

Advisory Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of clients. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

IV.

Material NonPublic Information (“MNPI”)

The Advisor requires that all employees must report any meetings they may have with company management of a publicly traded company. Upon meeting with company management, the employee must fill out a form which describes the meeting details as well as any materials received during the meeting. The form is submitted to the Advisor’s CCO.

V.

PartTime Employees

If the situation where the Advisor hires a part time employee who also works for a public company, that employee would complete a MNPI form on the company they work for to avoid any potential conflicts.

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Compliance Procedures

A.

Employee Disclosure

1. Within ten (10) days of commencement of employment with the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of a date no more than 45 days prior to the date the person became an Advisory Employee: a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Advisory

Employee has a Beneficial Interest when the person became an Advisory Employee, b) the name of any broker/dealer with whom the Advisory Employee maintained an account when the person became an Advisory Employee, and c) the date the report is submitted. Submission of all periodic broker account statements may be used in place of the Report.

2. Annually, each Employee must certify that he or she has read and understands this Code and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Advisory Employee shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Advisory Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Advisory Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Advisory Employee, and c) the date the report is submitted. Submission of all periodic broker account statements may be used in place of the Report.

B.

Compliance

1.

All Advisory Employees must provide copies of all broker account statements to the Compliance Officer if at least on a quarterly basis. Each Advisory Employee must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Adviser, all transactions in which the Advisory Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The Report may, however, exclude transaction effected pursuant to an Automatic Investment Plan. The report will also identify any trading account, in which the Advisory Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank.

2.

The Compliance Officer will, on a quarterly basis, check the trading activity to verify that the Employee has not violated the Code. The Compliance Officer shall identify all Advisory Employees, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

3.

If an Employee violates this Code, the Compliance Officer will report the violation to the Board of each Fund for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Fund and/or the Adviser.

4.

If the Adviser has only one Advisory Employee, the Advisory Employee need not file the reports required in Section IV(A)(1) and (2) nor obtain the approvals required by Section III(A)(3)

and (4) if the Advisory Employee maintains records of all personal holdings and transactions that would otherwise be reported.